EXHIBIT 99.1

News Release

For Immediate Release

Contact:

Kevin Borders

Vice President of Marketing and Product Development and Secretary

Tel: 419-468-7600

PECO II REPORTS FIRST-QUARTER 2009 RESULTS

GALION, Ohio, May 13, 2009 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today reported results for the first quarter ended March 31, 2009.

PECO II reported net sales of $7.5 million in the first quarter of 2009, compared with $9.0 million in the first quarter of 2008, a 17 percent decrease. The Company reported a net loss of $1.6 million, or $0.57 per diluted share (on a post-split basis), for the first quarter of 2009, compared with a net loss of $1.4 million, or $0.51 per diluted share (on a post-split basis), for the first quarter of 2008.

EBITDA was a loss of $1.2 million in the first quarter of 2009, compared with an EBITDA loss of $0.9 million for the first quarter of 2008. An explanation and reconciliation of GAAP net loss to EBITDA is included as Attachment A.

The $0.2 million increase in net loss for the first quarter of 2009 compared with the first quarter of 2008 was primarily driven by reduced gross margin, partially offset by reduced operating expenses. The gross margin reduction was driven by reduced product sales of $1.9 million, slightly offset by the increase in service sales of $0.3 million.

Cash provided by operating activities in the first quarter of 2009 was $627,000. While this included a net loss and decreases in accounts payable, it was offset by non-cash charges and decreases in accounts receivable and inventory.

Bookings increased during the first quarter of 2009, resulting in an increased sales backlog of $5.0 million. The first-quarter backlog was a 98 percent increase from the $2.5 million at the end of the fourth quarter of 2008. This increase was driven by strong services bookings related to a new services contract won in the fourth quarter of 2008 with a major service provider. The bookings-to-billings ratio reflects customer orders received as compared with the same period’s billings and is an indication of future periods. For the first quarter of 2009, the ratio was 1.33 to 1.

PECO II, Inc. First-quarter 2009 Results/2

John Heindel, PECO II Chairman and CEO stated, “The first-quarter financial performance reflects the impact of the weak economic conditions that began to impact the industry in the fourth quarter of 2008. Due to the weak quarter, the Company had a weak fourth-quarter backlog as it entered 2009. January 2009 product bookings continued at significantly reduced levels, with product bookings 43 percent below January 2008 levels. While February and March product bookings increased over January, they were down 10 percent from 2008 levels. The weak product bookings were partially offset by strong services bookings which were up 67 percent versus the first quarter of 2008. The strong services bookings growth resulted from a significant service provider contract award made in the fourth quarter of 2008.

Given the weak economic environment, the Company took aggressive cost action by reducing the workforce by 25 and managing out-of-pocket expenses resulting in a $0.2 million reduction of our operating expenses in the first quarter of 2009. These cost-cutting actions are expected to result in savings of $1.2 million on an annualized basis.”

Heindel added that during the period, the Company continued to expand the versatility of its Quantum™ Power System by developing a distribution panel for use in large applications. The Quantum Consolidated System provides up to 24 load distribution positions for one to four Quantum power shelves. Applications for the new product include cell sites, small central offices and controlled environment vaults.

A new outside plant cabinet, the SC1037, was introduced for use in wireless backhaul and fiber termination applications. The SC1037 incorporates PECO’s Quantum and MPS power systems into the configurations.

The Company also developed an enhanced version of its 827E Inverter System. The 24V input system now provides 30 Amps of 120Vac output in a 23-inch shelf, a 50 percent increase in output power.

“PECO II will continue to take aggressive cost actions as necessary during these challenging economic times,” said Heindel. “At the same time, we continue to focus on our industry-leading responsiveness to ensure our customers can continue to rely on PECO II.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. First-quarter 2009 Results/3

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. First-quarter 2009 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except for per-share data)

	For the Three Months Ended March 31,
	2009	2008

Net sales:
Product	$5,421	$7,290
Services	2,062	1,721
	7,483	9,011
Cost of sales (exclusive of depreciation and amortization):
Product	4,665	6,119
Services	1,775	1,427
	6,440	7,546

Gross margin	1,043	1,465

Operating expenses:
Depreciation and amortization	371	381
Research, development and engineering	521	621
Selling, general and administrative	1,769	1,907
	2,661	2,909
Loss from operations.	(1,618)	(1,444)
Interest income, net	9	64
Loss before income taxes	(1,609)	(1,380)
Income tax expense	(8)	(9)
Net loss	$(1,617)	$(1,389)
Net loss per common share:
Basic and diluted	$(0.57)	$(0.51)
Weighted average common shares outstanding:
Basic and diluted	2,833	2,747

PECO II, Inc. First-quarter 2009 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,478	$5,814
Accounts receivable, net	2,592	4,366
Inventories, net	8,162	8,533
Cost and earnings in excess of billings on uncompleted contracts	416	622
Prepaid expenses and other current assets	304	267
Assets held for sale	19	28
Restricted cash	1,188	834
Total current assets	18,159	20,464
Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,628	4,628
Machinery and equipment	2,951	2,895
Furniture and fixtures	5,530	5,518
	13,304	13,236
Less-accumulated depreciation:	(10,199)	(10,109)
Property and equipment, net	3,105	3,127
Other assets:
Idle facility	800	800
Intangibles, net	2,480	2,748
Total assets	$24,544	$27,139
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$1,188	$834
Bank overdrafts	103	994
Accounts payable	3,006	3,387
Billings in excess of cost and estimated earnings on uncompleted contracts	43	235
Accrued compensation expense	1,110	923
Accrued income taxes	49	56
Other accrued expenses	1,534	1,633
Total current liabilities	7,033	8,062

Shareholders’ equity:
Common stock, no par value: 150,000,000 shares authorized; 2,832,853 and 2,816,527 shares issued at March 31, 2009 and December 31, 2008, respectively	3,594	3,573
Additional paid-in capital	121,932	121,901
Accumulated deficit	(108,015)	(106,397)
Total shareholders’ equity	17,511	19,077
Total liabilities and shareholders’ equity	$24,544	$27,139

PECO II, Inc. First-quarter 2009 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended March 31,
(In thousands)	2009	2008
2009 and 2008 EBITDA Breakdown
Net Loss per GAAP	$(1,617)	$(1,389)
Interest expense	$5	$6
Taxes	$8	$9
Depreciation/ amortization	$371	$381
Non-cash stock-based compensation	$51	$63
EBITDA	$(1,182)	$(930)